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                                                                   Exhibit 16.1



November 15, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: EMAGISOFT TECHNOLOGIES, INC.

Gentlemen:

We were previously accountants for Manatee-American Financial Corp. and on August 16, 1999, we reported on the consolidated financial statements of Manatee-American Financial Corp. as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 and for the period from inception to December 31, 1998 (which report contained an explanatory paragraph referring to an uncertainty as to the ability of the company to continue as a going concern). On November 10, 1999, we were dismissed as principal accountants of Manatee-American Financial Corp. We have read the statements included under Item 4 of Form 8-K of Emagisoft Technologies, Inc. (the new name of the company) for November 15, 1999, and we agree with such statements.

Very truly yours,



Rachlin Cohen & Holtz  LLP